Exhibit 10.73

English Translation

Technology Development and Utilization Service Agreement

Between

Shenzhen 7Road Technology Co., Ltd.

(As the Service Receiver)

And

Shenzhen 7Road Network Technologies Co., Ltd.

(As the Service Provider)

June 26, 2012

Table of Content

1.	Definitions	1

2.	Commission	2

3.	Scope of Technology Development and Technology Utilization Services	2

4.	Authorization	3

5.	Intellectual Property	4

6.	Payment and Settlement of Service Fee	4

7.	Party A’s Promises	5

8.	Party B’s Promises	6

9.	Tax and Expenses	6

10.	Representations and Warranties	7

11.	Breach of Contract	7

12.	Force Majeure	7

13.	Termination	8

14.	Governing Law and Dispute Resolution	8

15.	Notice	9

16.	Confidentiality	9

17.	Miscellaneous	10

Technology Development and Utilization Service Agreement

This Technology Development and Utilization Service Agreement (“Agreement”) is entered into between and by the following two parties as of June 26, 2012 in Shenzhen, People’s Republic of China (“PRC” or “China”):

(1)	Shenzhen 7Road Technology Co., Ltd., with registered address of 8-9F, Matsunichi Hi-Tech Building, 9996 Shennan Boulevard, Nanshan District, Shenzhen and the legal representative is Tao Wang (“Party A”); and

(2)	Shenzhen 7Road Network Technologies Co., Ltd., with registered address of 7F, Matsunichi Hi-Tech Building, 9996 Shennan Boulevard, Nanshan District, Shenzhen and legal representative Tao Wang (“Party B”).

(In this Agreement, Party A and Party B are called collectively as the “Parties” and respectively as “Party” or “Other Party”)

WHEREAS:

1.	Party A is a limited liability company duly incorporated under the PRC law, engaging in the development and operation of online games.

2.	Party B is a wholly foreign owned enterprise incorporated under PRC laws, which has technological expertise and practical experience with respect to the development and design of computer software, and extensive experience with online game technology development and technology utilization.

3.	Party A desires to authorize Party B to provide online game technology development and technology utilization services, and Party B accepts the authorization of Party A to provide such relevant services.

NOW, THEREFORE, through friendly negotiations, the Parties agree to the following:

1.	Definitions

Unless otherwise provided for, the following terms, as used in this Agreement shall have the meanings set forth below:

1.1	“Online Game” refers to Internet online games operated by Party A during the term of cooperation, including but not limited to DDTank.

1.2	“Online Game Facilities and System” refers to hardware facilities and software systems purchased by Party A or Party B for use in its online game business, including but not limited to servers, computers and application software.

1.3	“Technology Development” refers to the various technology development services necessary for online games provided by Party B to Party A under this Agreement, including production of development materials for online games operated by Party A.

1.4	“Technology Utilization” refers to the various technology utilization services necessary for online games provided by Party B to Party A under this Agreement, including the development of various applications software for the game operation and management platforms operated by Party A.

1.5	“Service Fee” refers to the fees payable by Party A to Party B under Article 6.1 of this Agreement for the technology development and technology utilization services provided by Party B to Party A under Clause 3 of this Agreement.

1.6	“Cooperation Term” refers to the period from December 1, 2011 until Party A’s or Party B’s operations are terminated, or a written agreement by both Parties for early termination.

1.7	“Prudent Commercial Custom” refers to the recognized standards followed by enterprises whose business is the same as or similar to Party B’s with respect to security, efficiency, economy and reliability and the suggestion of related producers with respect to the operation, maintenance and management of online game facilities and system (which may be revised from time to time).

2.	Commission

Party A hereby appoints Party B as the exclusive and sole provider of technology development and technology utilization services; Party B accepts the commission and agrees to provide technology development and technology utilization services in accordance with the terms and conditions of this Agreement.

3.	Scope of Technology Development and Technology Utilization Services

3.1	During the Cooperation Term, Party B shall, in a loyal and efficient manner, provide to Party A the following online game technology development services:

3.1.1	Provide services, such as development plan, system development, art design and testing for new online games, and so forth;

3.1.2	Provide services, such as development materials plan, system development, art design and testing for online games already developed and in operation and so forth;

3.1.3	Provide services, such as plan, system development, art design and testing for updates of online games already developed and in operation and so forth.

3.2	During the Cooperation Term, Party B shall, in a loyal and efficient manner, provide to Party A the following online game technology utilization services:

3.2.1	Party B shall, based on the online game operating needs of Party A, develop the operation and management platforms necessary for said online game;

3.2.2	Party B shall ensure Party A purchase of or be licensed of, pursuant to Party A’s needs, any relevant software products owned by Party B related to online game operation and management;

3.2.3	Party B shall ensure the provision of development services and periodic updates to the online game operation and management platforms sold to Party A.

3.3	In addition to the above services specified in Clauses 3.1 and 3.2, Party B shall provide other Technology Development and Technology Utilization services as requested by Party A.

4.	Authorization

4.1	To ensure the efficient provision of the Technology Development and Technology Utilization services by Party B, Party A irrevocably appoints Party B (and any of its appointees or sub-appointees) as its agent to represent, use the name of, or in any other manner, at the agent’s discretion act on behalf of Party A:

4.1.1	handle any matters under this Agreement that Party A is obligated to perform, but has not performed; and

4.1.2	execute all necessary documents and handle all necessary matters to facilitate Party B’s full exercise of any or all rights authorized under this Agreement.

4.2	If necessary, Party A may issue a separate power of attorney to Party B regarding a certain matter upon Party B’s request at any time.

4.3	Party A shall ratify and confirm any matters handled or to be handled by any agent appointed pursuant to this Agreement.

5.	Intellectual Property

5.1	All software designed by Party B, other related copyrights and all intellectual property and the derivative rights of Party B’s development results in connection with the performance of this Agreement and/or other agreements, to which Party A and Party B are parties, shall belong to Party B. The said rights, including but not limited to the patent application rights, the copyrights of software and technology files as carriers and technology materials or other intellectual rights, and the rights to license to other persons and to transfer the above specified rights and so forth.

5.2	During the performance of this Agreement, if Party A need to use Party B’s program and system, the Parties shall enter into a separate agreement specifying the scope, manner and license fee of the arrangement.

6.	Payment and Settlement of Service Fee

6.1	In consideration for the Technology Development and Technology Utilization services provided to Party A by Party B, Party A shall pay Party B Service Fees totaling not less than75% of Party A’s revenue.

The Parties agree that Party B reserves the right to adjust the Service Fee. If Party B decides to adjust the Service Fee, it shall notify Party A in writing without Party A’s consent. Party A shall pay the Service Fee as adjusted for the following month settlement upon receiving the notice.

6.2

Party B shall send notice of the preceding month’s Service Fees calculated pursuant to Article 6.1 to Party A for verification before the 20th day of each month. Party A shall pay the Service Fee to the bank account designated by Party B within 30 days after the notice has been sent by Party B.

6.3	If any of Party A’s payments under this Agreement are delayed, it shall pay penalties for the deferred payment to Party B pursuant to this Agreement. The penalty shall be 0.04% per day from the payment date until the date on which Party B receives all payment (including the penalties).

7.	Party A’s Promises

Party A agrees and promises that during the Cooperation Term:

7.1	Party A shall, upon reasonable requests made by Party B from time to time, allow Party B or persons designated by it to obtain and review financial reports, financial statement or other material regarding Party A’s financial status, business and operation;

7.2	Upon request from Party B, Party A shall provide the necessary materials and information required for the services provided by Party B under this Agreement and ensure such materials and information are true and accurate;

7.3	Party A shall obtain all government approvals, permits and licenses related to their online games and other businesses at its own expense and maintain their full effectiveness;

7.4	If Party A acknowledges any event of default, it shall promptly notify Party B of the event, and provide Party B with detailed information regarding any measures to remedy or alleviate the effect of such event and protect Party B’s interests;

7.5	During the Cooperation Term, Party A shall comply with the terms and conditions of this Agreement, and shall not cause or permit the operation of its online game business in any manner which may violate PRC laws or regulations;

7.6	Party A shall pay and clear any due debt and damages, or facilitate the settlement of said debt;

7.7	Party A shall pay on time any registration fees, taxes, fines, penalties or interests payable in accordance with the law;

7.8	Party A shall, from time to time, provide Party B with all agreements on online game operation upon Party B’s reasonable requests, and keep them accurate, complete and updated;

7.9	Without the written consent of the Board of Directors of Party B, Party A shall not appoint any third party to provide the services hereunder.

8.	Party B’s Promises

Party B agrees and undertakes during the Cooperation Term:

8.1	Party B shall obtain all government approvals, permits and licenses in order to provide Technology Development and Technology Utilization services and maintain their full effectiveness;

8.2	If Party B acknowledges any event of default, it shall promptly notify Party A of said event and provide Party A with the detailed information regarding any measures to remedy or alleviate the effect of such event and protect Party A’s interests;

8.3	During the Cooperation Term, Party B shall comply with the terms and conditions of this Agreement; and will not provide Technology Development and Technology Utilization services in any manner which may violate PRC laws or regulations;

8.4	Party B shall employ sufficient and qualified employees to perform its duties in providing Technology Development and Technology Utilization services. Party B shall guarantee its employees will provide services to Party A in a loyal and efficient manner;

8.5	Party B shall constitute detailed procedure of Technology Development and Technology Utilization services in accordance with the Prudent Commercial Custom. Party B shall also establish, record and maintain the data and files of outsourcing Technology Development and Technology Utilization services;

8.6	Party B shall establish and keep accurate, complete and updated records of the Technology Development and Technology Utilization services it has provided.

9.	Tax and Expenses

9.1	Both Parties agree each Party shall pay taxes incurred by performing this Agreement in accordance with PRC laws and regulations.

9.2	Both Parties shall pay their respective expenses relevant to this Agreement.

10.	Representations and Warranties

Each Party represents and warrants to the other Party that, upon the execution of this Agreement:

10.1	Said party has all power and authority to execute this Agreement and perform each obligation hereunder;

10.2	The provisions of this Agreement constitute legal, valid and binding obligations on said party;

10.3	The execution and performance of this Agreement and its duties hereunder do not violate or conflict with the terms, provision or condition of its articles of association or other documents, or cause the violation or default of above terms, provisions or conditions;

11.	Breach of Contract

11.1	Both Parties shall perform this Agreement in good faith. Unless otherwise provided herein, any Party who breaches this contract shall bear any liabilities for breach of contract pursuant to this Agreement and any applicable laws.

11.2	Both Parties agree and confirm, during the Cooperation Term, the request for compensation and actual performance are all remedies titled to the non-defaulting Party; the non-defaulting Party shall waive the right to terminate this Agreement due to the breach of contract by the defaulting Party in any circumstance during the Cooperation Term.

11.3	Notwithstanding other provisions of this Agreement, the force of Article 11 shall not be effected by termination of this Agreement.

12.	Force Majeure

Force majeure under this Agreement refers to the disasters, wars, political events, changes in laws, regulations and state policies. If the force majeure influences directly impacts the performance of this Agreement by either or both parties, the affected party shall promptly inform the other Party and its authorized appointee the circumstances of the event, and shall furnish a certificate with detailed information about the force majeure event or the reason for failing to perform this Agreement fully or partially (such certificate shall be issued by the local notary authority where the force majeure occurs) within 15 days. Both Parties will consult with each other to determine the performance of this Agreement to the extent affected by the force majeure event and shall further decide whether the failure to perform this Agreement fully or partially by the Party affected from the force majeure would be agreed.

13.	Termination

13.1	This Agreement may only be terminated under the following circumstances:

13.1.1	The termination of this Agreement is agreed upon by both Parties;

13.1.2	The Cooperation Term expires; or

13.1.3	Failure to perform this Agreement due to a force majeure event.

13.2	Rights and Obligations of Both Parties upon Termination

13.2.1	If this Agreement is terminated in accordance to Article 13.1.1, the rights and obligations of both Parties shall be determined by the termination agreement entered into by both Parties;

13.2.2	If this Agreement is terminated in accordance to Article 13.1.2, both Parties shall settle promptly according to the annual settlement provision under this Agreement; or

13.2.3	If this Agreement is terminated in accordance to Article 13.1.3, both Parties shall promptly settle according to the annual settlement provision under this Agreement. Neither Party shall be liable to the other Party upon settlement of liability, except for breach of contract before the occurrence of the force majeure event.

14.	Governing Law and Dispute Resolution

14.1	This Agreement shall be governed by and construed under the PRC laws which has been promulgated and is available to the public, but if the promulgated and available PRC laws have no stipulation for the relevant matters, general international commercial practice shall be the point of reference.

14.2	Dispute arising out of or related to this Agreement shall be settled through friendly negotiations.

14.3	Should negotiation fail to settle the dispute within 60 days after one Party notifies the other Party of the dispute, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission Shanghai Commission for arbitration in Shanghai according to then applicable arbitration rules. The arbitration decision shall be final and binding upon all the Parties.

15.	Notice

Unless otherwise specified, any notifications or correspondences sent by either Party to the other pursuant to this Agreement shall be in writing and shall be sent personally, by courier or via facsimile transmission, and shall be delivered to the following address, or such other address one party notifies the other from time to time. The effective date of the notice is be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after it is delivered to an internationally recognized courier service; and (c) a notice sent by facsimile transmission is deemed duly served as of the receipt time shown on the transmission confirmation.

Party A:	Shenzhen 7Road Technology Co., Ltd.
Address: 8-9F, Matsunichi Hi-Tech Building, No. 9996, Shennan
Boulevard, Nanshan District, Shenzhen
Postal Code: 518057
Attn: Kai Cao
Fax: 0755-86199356

Party B:	Shenzhen 7Road Network Technologies Co., Ltd.
Address: 7F, Matsunichi Hi-Tech Building, No. 9996, Shennan
Boulevard, Nanshan District, Shenzhen.
Postal Code: 518057
Attn: Zhiyi Yang
Fax: 0755-86199356

16.	Confidentiality

16.1	The Parties acknowledge and confirm all oral and written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of these materials. Without the written consent of the other Parties, no Party shall disclose to any third party such materials, except under the following circumstances:

(a)	The materials are, or soon to be, public information (but disclosure cannot be by the Party receiving the information);

(b)	The materials are required to be disclosed under applicable laws or the rules or provisions of a stock exchange; or

(c)	Where documents are disclosed by any party to its legal or financial counsel for the purpose of transactions under this Agreement, said counsel shall also maintain confidentiality. Any disclosure by employees or agencies employed by any party shall be deemed as disclosure by such party and shall assume the liabilities for breach of contract pursuant to this Agreement.

16.2	Upon termination of this Agreement, one Party shall return all documents, materials or software containing confidential information upon the request of another Party, and cease to use such confidential information.

16.3	Notwithstanding other provisions of this Agreement, the effect of Article 16 will not be affected by the termination of this Agreement.

17.	Miscellaneous

17.1	This Agreement takes effect upon signed and sealed by both Parties.

17.2	Any amendment, waiver, cancellation, or termination of any provision of this Agreement shall be made in writing and becomes effective upon execution by both Parties.

17.3	This Agreement hereto constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes any prior intent, representation or understanding, and shall only be modified or revised with the written consent of authorized representatives of the Parties.

17.4	Either Party’s failure to exercise or delay in exercising of any right under this Agreement shall not be deemed as a waiver, and does not affect the future use of such rights.

17.5	If any provision of this Agreement is judged by a competent court or arbitration authority as invalid, illegal or non-enforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and modify these provisions, to the extent of the original intent, until they are valid, effective and enforceable regarding to the said facts and situation.

17.6	This Agreement is made with 4 original copies, with each party holding 2 copies respectively.

IN WITNESS THEREFORE, the Parties hereof have caused this Agreement to be executed as of the date first written above for mutual observance.

(Only for signatures, Signature page for Technology Development and Utilization Service Agreement)

Party A: Shenzhen 7th Road Technology Co., Ltd.

Legal Representative: /s/ Tao Wang

Party B: Shenzhen 7Road Network Technologies Co., Ltd.

Legal Representative: /s/ Tao Wang